Exhibit 3.1

Amendment to Designation of the Series A Convertible Preferred Stock filed November 24, 2008.

STATE OF DELAWARE CERTIFICATE

OF AMENDMENT OF CERTIFICATE OF DESIGNATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That by written unanimous consent of the Board of Directors of Integrated Media Holdings, Inc. (Entity 3021813) it was:

RESOLVED, that the Certificate of Designations of the Series A Convertible Preferred Stock of this corporation be amended by replacing subparagh (i) of subparagh (c), Paragraph 8, Conversion Provisions, so that, as amended, the paragraph shall be and read as follows:

8.  Conversion Provisions.
(c) Conversion Ratio. The Conversion Ratio shall be subject to adjustment as follows:
(i) In case the Company shall (A) pay a dividend or make a distribution in Common Stock, (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (c) reclassification or combination into a smaller number of shares, the Conversion Ratio in effect immediately prior thereto shall be adjusted retroactively as provided below so that the Conversion Ratio thereafter shall be by multiplying the Conversion Ratio at which such shares of this Series were theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or reclassification.

SECOND: That pursuant to resolution adopted by the holders of the necessary number of shares as required by statute in accordance with Section 228(a) of the General Corporation Law of the State of Delaware the amendment was adopted.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of October, 2008.

By:  /s/ Rene A. Schena
Name: Rene’ A. Schena
Title: President